Exhibit 10.22

SECOND AMENDMENT

TO

UNSECURED REVOLVING SUBORDINATED NOTE

THIS SECOND AMENDMENT to the Unsecured Revolving Subordinated Noted (the “Note”) is dated this 28th day of February, 2005 (the “Amendment Agreement”) by and between Deere Credit, Inc. (Deere) and FC Stone L.L.C. (Borrower), an Iowa Limited Liability Corporation (“Borrower).

RECITALS

A.	Whereas, Deere agreed to provide Borrower a loan of $5,000,000 and Borrower and Deere entered into a Revolving Subordinated Note (Note) in the amount of $5,000,000 dated as of November 21, 2002, evidencing said loan.

B.	Whereas, Borrower requested an increase of $2,000,000 in the loan facility and Deere approved this request as provided for in the First Amendment to Unsecured Revolving Subordinated Note, dated November 3, 2003, that provided for an increase in the amount that Deere agreed to lend to Borrower from $5,000,000 to $7,000,000.

C.	Borrower has requested that the Due Date of the Note be extended to December 1, 2006, and Deere has approved this request.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, including the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:

1.    Definitions. Capitalized terms used herein without definition shall have the definition given to them in the Unsecured Revolving Subordinated Note, herein referenced above, or as defined by other transaction documents referenced therein, as may be amended, if so defined therein.

2.    Amendments to Unsecured Revolving Subordinated Note. The parties hereto agree that the Note shall be amended as follows:

2.1    The Due Date of the Note shall be December 1, 2006, unless extended

3.    Borrower’s Representations. Borrower hereby represents and warrants that, after giving effect to this Amendment Agreement and the transactions contemplated hereby, no Event of Default has occurred and is continuing under the Note or related Transaction Documents as defined by the Revolving Subordinated Agreement dated November 21, 2002.

4.    General Provisions.

4.1    The Note, except as expressly modified herein, shall continue in full force and effect and be binding upon the parties thereto.

4.2    The execution, delivery and effectiveness of this Amendment Agreement shall not operate as a waiver of any right, power or remedy Deere may have under any of the loan documents, nor constitute a waiver of any provision of any of the Transaction Documents, and the Note, as expressly modified hereby, and each of the other Transaction Documents, are hereby ratified and confirmed and shall continue in full force and effect and be binding upon the parties thereto. Any direct or indirect reference in the transaction documents to the “Unsecured Revolving Subordinated Note” shall be deemed to be a reference to the Unsecured Revolving Subordinated Note as amended by this Amendment Agreement.

5.    Governing Law. This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of Iowa or by the laws of the State of Illinois/New York as such may so be judicially determined.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to the Unsecured Revolving Subordinated Loan Note to be executed by their duly authorized officers as of the date shown above.

DEERE CREDIT, INC.		FC STONE L.L.C.

By:	/s/ Bert D. Johnson	By:	/s/ Robert V. Johnson
Print Name:	Bert D. Johnson	Print Name:	Robert V. Johnson
Title:	Portfolio Manager	Title:	Executive V.P. & CFO

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